Filed Pursuant to Rule 424(b)(5)
A filing fee of $4,237, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in
connection with the securities offered from the
registration statement (File No. 333-142567)
by means of this prospectus supplement.
Prospectus Supplement
(To Prospectus dated May 2, 2007)

4,000,000 Shares

Pharmion Corporation

Common Stock

We are offering 4,000,000 shares of common stock.

Our common stock is listed on the Nasdaq Global Market under the symbol “PHRM”. The last reported sale price of our common stock on the Nasdaq Global Market on May 10, 2007 was $30.50 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Per Share	Total

Offering price	$30.000	$120,000,000

Discounts and commissions to underwriters	$1.725	$6,900,000

Offering proceeds to Pharmion, before expenses	$28.275	$113,100,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase up to 600,000 additional shares of common stock on the same terms and conditions as set forth above if the underwriters sell more than 4,000,000 shares of common stock in this offering. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering. The underwriters expect to deliver the shares of common stock to investors on or about May 16, 2007.

Sole Book-Running Manager

Banc of America Securities LLC

Cowen and Company

Pacific Growth Equities, LLC
Friedman, Billings, Ramsey
HSBC
May 10, 2007

You should rely only on the information contained or incorporated by reference in this prospectus or applicable prospectus supplement or free writing prospectus that we may authorize to be delivered to you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “Pharmion,” “we,” “us” and “our” refer and relate to Pharmion Corporation and its consolidated subsidiaries.

SUMMARY

This summary contains basic information about us, our common stock and this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this summary together with the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. To fully understand this offering, you should read carefully all of these documents.

Our Business

We are a global pharmaceutical company that acquires, develops and commercializes innovative products for the treatment of hematology and oncology patients. We have established our own research, regulatory, development and sales and marketing organizations in the United States, the European Union and Australia. We have also developed a distributor network to reach the hematology and oncology markets in several additional countries throughout Europe, the Middle East and Asia.

We have established a portfolio of approved products and product candidates focused on the hematology and oncology markets. These include our primary commercial products, Vidaza® (azacitidine for injection), which we market and sell as an approved treatment for Myelodysplastic Syndromes, or MDS, in the U.S., Switzerland, Israel and the Philippines and Thalidomide Pharmion 50mgtm (Thalidomide Pharmion), a widely used therapy for the treatment of multiple myeloma and certain other forms of cancer, which we sell on a compassionate use or named patient basis in certain countries of Europe. Thalidomide Pharmion is approved in Australia, New Zealand, Turkey, Israel, South Korea and Thailand for the treatment of multiple myeloma after the failure of standard therapies.

We have submitted or expect to submit three marketing applications in 2007 seeking European marketing approval for certain of our product candidates. This includes Thalidomide Pharmion, which is the subject of a marketing authorization application, or MAA, that we submitted to the European Medicines Agency, or EMEA, for the treatment of untreated multiple myeloma in January 2007 and which was accepted for review by the EMEA in February 2007; satraplatin, for which we intend to submit an MAA for the treatment of second-line hormone refractory prostate cancer, or HRPC, during the second quarter of 2007; and Vidaza, which, pending the outcome of our ongoing Phase 3 trial evaluating survival and other response criteria in high-risk MDS patients, will be the subject of a third MAA targeted for submission in late 2007.

We believe that we are uniquely positioned in the field of epigenetics, a promising area of cancer research that examines reversible changes in gene regulation and that will remain a primary focus of our research and development activities. Both Vidaza, a deoxyribonucleic acid demethylating agent, and MGCD0103, a histone deacetylase, or HDAC, inhibitor, have demonstrated specific epigenetic effects on the regulation of gene expression. Research indicates that the combination of HDAC and DNA methyltransferase inhibitors may act synergistically to reverse tumor suppressor gene silencing and induce apoptosis (programmed cell death) in various cancers, and we have initiated clinical studies evaluating Vidaza and MGCD0103 as a combination therapy in hematological cancers. In addition, as research has shown that cancer cell resistance to cytotoxic drugs is often mediated by epigenetic mechanisms, we are currently conducting research on combinations of our epigenetic therapies, Vidaza and MGCD0103, with cytotoxic drugs, including our drug candidates satraplatin and, the most recent addition to our product portfolio, amrubicin.

As a part of our business strategy, we intend to continue to acquire or in-license rights to product candidates, including both pre-clinical and clinical compounds, and enter into research and development collaborations that fully exploit our regulatory, development and commercial capabilities. In particular, we are focused on acquiring products for cancer patients that are synergistic with our existing product pipeline.

We had total net sales of $238.6 million in 2006, $221.2 million in 2005 and $130.2 million in 2004.

Our Products and Product Candidates

The following table summarizes our principal products and product candidates and the status of development for each:

Product	Disease/Indication	Licensed Territory	Phase of Development

Vidaza® (azacitidine for injection)	MDS, other hematological malignancies and solid tumors	Worldwide	• Approved in the U.S., South Korea, Switzerland, Israel and the Philippines;
• NDA supplement for IV administration approved by FDA in January 2007;
• Ongoing MDS Phase 3 survival study with top line data expected in 2007;
• Several ongoing Phase 1 and 2 trials in MDS, other hematological malignancies and solid tumors;
• Compassionate use and named patient sales ongoing in Europe.

Thalidomide Pharmion 50mgtm	Multiple myeloma	All countries outside of North America and certain Asian countries	• Approved in Australia, New Zealand, South Korea, Turkey, Israel and Thailand;
• European MAA for untreated multiple myeloma submitted in January 2007;
• Compassionate use and named patient sales ongoing in Europe.

Satraplatin	Second-line HRPC	Europe, Turkey, Middle East, Australia and New Zealand	• Announced initial results of Phase 3 SPARC study;
• Intend to file European MAA for 2nd line HRPC in second quarter 2007;
• Survival data expected in 2007.

Product	Disease/Indication	Licensed Territory	Phase of Development

Amrubicin	Small cell lung cancer, or SCLC; metastatic breast cancer	North America and Europe	• Phase 2 studies in SCLC ongoing;
• Intend to commence Phase 3 study in SCLC in second half of 2007;
• Phase 2 combination study with Herceptin in metastatic breast cancer planned to initiate in 2007.

MGCD0103	Hematological malignancies, solid tumors	North America, Europe, the Middle East and certain other countries	• Several Phase 1 and Phase 2 single agent and combination studies ongoing in hematological and solid tumors.

Oral azacitidine	Hematological malignancies, solid tumors	Worldwide	• IND active in January 2007;
• Phase 1 study completed in April 2007 demonstrating oral bioavailability.

Vidaza® (azacitidine for injection) is a pyrimidine nucleoside analog that has been shown to reverse the effects of DNA hypermethylation and promote subsequent gene re-expression. We were granted an exclusive worldwide license to Vidaza by Pharmacia & Upjohn Company, now part of Pfizer, Inc., in June 2001. In 2004, we received full approval from the FDA for the treatment for all subtypes of MDS, a bone marrow disease that affects the production of blood cells. This was the FDA’s first approval of a treatment for MDS and Vidaza was the first demethylating agent to be approved by the agency. We launched Vidaza for commercial sale in the U.S. in July 2004. Vidaza has been granted orphan product designation by the FDA, which entitles the drug to market exclusivity for MDS in the U.S. through May 2011. In January 2007, we announced that the FDA had approved our NDA supplement that expands the approved label to add IV administration instructions to the Vidaza prescribing information. IV administration provides an alternative administration method to the previously approved subcutaneous delivery of Vidaza.

In 2006, net sales of Vidaza were $142.2 million, which represented approximately 60% of our total net sales for 2006, compared with $125.6 million in 2005, or approximately 57% of our total net sales for 2005, and $47.1 million in 2004 (6 months only), or approximately 36% of total net sales for 2004.

We currently have an ongoing Phase 3 clinical trial examining the effect of Vidaza on the survival of high risk MDS patients as compared to treatment with best supportive care with or without a chemotherapy agent. Final top line survival data from this study is expected to be available in the third quarter 2007. Pending the outcome of the trial, we intend to use data generated in the study as the basis of a submission of an MAA to the EMEA in late 2007. We began named patient and compassionate use sales of Vidaza in the fourth quarter of 2005 in the E.U. The EMEA granted Vidaza orphan product designation, which, if an MAA for Vidaza is approved, and the criteria for orphan drug designation continue to be met, would entitle the drug to ten years of market exclusivity from the date of MAA approval for the MDS indication in the E.U.

We are also exploring Vidaza’s potential effectiveness in treating other cancers associated with hypermethylation. A significant number of ongoing Phase 2 studies examining the use of Vidaza as a single agent or in combination with other cancer therapies have been initiated by us and independent clinical investigators in AML and other hematological cancers as well as certain solid tumors. Interim results from Phase 1/2 studies evaluating Vidaza in combination with three different HDAC inhibitors were presented at the 48th Annual

Meeting and Exposition of the American Society of Hematology (ASH) in December 2006, including interim results from a Phase 1/2 clinical study of Vidaza in combination with MGCD0103 in MDS and AML patients.

Thalidomide Pharmion 50mgtm (thalidomide) is an oral immunomodulatory and anti-angiogenic agent. We obtained commercialization rights to thalidomide from Celgene Corporation for all countries outside of North America and certain Asian markets in November 2001. Thalidomide has become a standard of care for the treatment of relapsed and refractory multiple myeloma, a cancer of the plasma cells in the bone marrow, and there is a now substantial body of data that demonstrates its benefit as a first-line treatment of this disease. We began selling thalidomide in Europe on a compassionate use or named patient basis under a comprehensive risk management program in the third quarter of 2003. Currently, we have an active MAA filed with the EMEA seeking full regulatory approval for this drug in Europe. However, until we receive a marketing authorization, we will not be permitted to market Thalidomide Pharmion in Europe. To date, Thalidomide Pharmion has been approved as a treatment for relapsed and refractory multiple myeloma in Australia, New Zealand, Turkey, Israel, South Korea and Thailand. In 2006, net sales of Thalidomide Pharmion were $77.5 million, which represented approximately 32% of our total net sales for 2006, compared with $79.4 million, or 36% of our total net sales for 2005, and $65.3 million in 2004, or approximately 50% of total net sales for 2004.

In January 2007, we announced the submission of an MAA with the EMEA seeking marketing authorization of Thalidomide Pharmion as a treatment for untreated multiple myeloma and, in March 2007, we announced that the EMEA had accepted our application for review. Our submission was based on a clinical data package comprised of four studies in more than 1,400 patients. These studies, which include both first-line and induction therapy, include the following:

•	IFM 99-06, a three-arm study conducted by the French research group, Intergroup Francophone du Myelome, which demonstrated the superiority of melphalan/prednisone plus thalidomide (MPT) over standard therapy of melphalan/prednisone (MP) alone or a combination of chemotherapies (vincristine/adriamycin/dexamethasone) followed by melphalan and stem cell transplantation (MEL 100). Following an interim analysis, recruitment was stopped on the recommendation of the study’s Data Safety Monitoring Board. At final analysis, the median overall survival in the MPT arm was approximately 53.6 months, compared to 32.2 and 38.6 months, respectively, for the MP and MEL 100 arms.

•	A study conducted by the Italian research group Gruppo Italiano Malattie Ematologiche dell’Adulto that demonstrated the superiority of MPT compared to MP alone. In the randomized study of MPT versus MP alone in 255 elderly patients, MPT had a superior response rate and a significantly higher two-year event-free survival rate (54% versus 27%).

•	MM-003, a Phase 3 randomized study of 470 patients, sponsored by Celgene and supported by us that compared thalidomide plus dexamethasone versus dexamethasone and placebo. In December 2005, an Independent Data Monitoring Committee reviewed the data as part of a pre-specified interim analysis and determined that the trial met the pre-specified efficacy stopping rule for the primary endpoint of time to disease progression. At the final analysis, there was also a significant (p=0.001) improvement in response rate of thalidomide plus dexamethasone of 69.4%, compared to dexamethasone and placebo of 51.1%. Of the thalidomide-treated patients, 43.8% experienced “Very Good” or “Complete Response” compared to 15.8% in the placebo arm (p<0.0001). Time to disease progression was 97.7 weeks in the thalidomide arm of the study versus 28.3 weeks in the placebo arm.

•	A Phase 3 study conducted by the Eastern Cooperative Oncology Group (ECOG) compared thalidomide plus dexamethasone to dexamethasone alone in over 200 patients. The study demonstrated a statistically significant difference in response rates of 61.6% versus 39.6% (p=0.001) at four months with thalidomide plus dexamethasone compared to dexamethasone alone.

We believe that the data from these studies provides compelling evidence of thalidomide’s efficacy in treating multiple myeloma patients. However, thalidomide’s well-documented history of causing birth defects associated with its general and widespread use in the 1950’s and early 1960’s in Europe may delay or prevent an approval of our MAA for Thalidomide Pharmion. Given thalidomide’s history, we commercialize Thalidomide

Pharmion in our territories using a proprietary risk management and education program, that we call the Pharmion Risk Management Program, or PRMP. The PRMP is based upon Celgene’s System for Thalidomide Education and Prescribing Safety (S.T.E.P.S.®) program, and certain proprietary rights controlled by Celgene relating to S.T.E.P.S. were licensed to us as part of our November 2001 agreements with Celgene. Today, thalidomide is available from several sources other than us, yet we believe that we are the only supplier that sells thalidomide in Europe with a comprehensive risk management program. We are working closely with regulators and patient and thalidomide victims groups to increase the awareness of the widespread availability of thalidomide and the need to regulate the supply of thalidomide in connection with a robust risk management program.

We have been granted orphan drug designation for Thalidomide Pharmion in Europe by the EMEA for the multiple myeloma indication, which, if the MAA is approved and the criteria for orphan drug designation continue to be met, would provide a ten-year period of exclusivity from the date of MAA approval. In addition, under the laws of most European countries, the import of unapproved product for sale on a named patient/compassionate use basis should only be allowed where there is no approved equivalent product available. Therefore, upon approval of Thalidomide Pharmion throughout Europe through the EMEA centralized procedure, the sale of thalidomide by other suppliers should no longer be permitted under national laws. However, we cannot be certain that the regulatory authorities or governments in all of the E.U. member states will enforce these existing laws to prevent the sale of other forms of thalidomide should Thalidomide Pharmion be approved in Europe.

Satraplatin is the only orally bioavailable platinum-based compound in advanced clinical development. In December 2005, we obtained commercialization rights to satraplatin from GPC Biotech AG for Europe, Turkey, the Middle East, Australia and New Zealand. In 2003, GPC Biotech initiated a Phase 3 registrational clinical trial — called SPARC — to evaluate satraplatin plus prednisone as a second-line chemotherapy treatment for patients with HRPC. In September 2006, we and GPC Biotech announced that the SPARC trial had achieved its primary endpoint of progression-free survival (PFS) demonstrating a statistically significant (p<.00001) 14% improvement in median PFS in patients who received satraplatin plus prednisone (11.1 weeks) compared to patients who received prednisone plus placebo (9.7 weeks). The SPARC trial also demonstrated that the PFS improvement in patients treated with satraplatin increased over time. PFS at the 75th percentile showed an 81% improvement for patients in the satraplatin arm (34.6 weeks) versus patients in the placebo arm (19.1 weeks). At six months, 30% of patients in the satraplatin arm had not progressed, compared to 17% of patients in the control arm. At twelve months, 16% of patients who received satraplatin had not progressed, compared to 7% of patients in the control arm. In addition, patients in the treatment arm experienced a 33% reduction in the risk of disease progression (corresponding to a hazard ratio of 0.67; 95% Confidence Interval: 0.57-0.77) compared with patients who received prednisone plus placebo. In accordance with the recommendation of the independent Data Monitoring Board for the SPARC trial, patients who have not progressed will continue to be treated, and all patients will be followed for overall survival.

We expect to submit an MAA with the EMEA in the second quarter of 2007 based upon this PFS data from the SPARC trial. PFS is a composite endpoint that determines when a patient’s disease has “progressed” based upon a number of clinical criteria relevant to the disease state. Although both the EMEA and the FDA have accepted PFS as a suitable endpoint for some product approvals, in other cases regulatory authorities have indicated that only “overall survival” endpoints will be sufficient for the approval of some cancer therapy candidates. Earlier in 2006, the EMEA advised us it would accept the final analysis of PFS as a basis for an MAA submission for satraplatin, but that the submission must also include available overall survival data from the SPARC trial. Overall survival results are expected during the third quarter of 2007, during which time the submission is expected to be under active review.

In collaboration with our partner, GPC Biotech, we have initiated a development program to evaluate satraplatin in a wide range of tumors, either as monotherapy or in combination with other compounds.

Amrubicin (amrubicin hydrochloride) is a third-generation fully synthetic anthracycline. We obtained the right to develop and commercialize amrubicin in North America and Europe through our acquisition of Cabrellis Pharmaceuticals Corporation in November 2006. Cabrellis licensed these rights to amrubicin from

Sumitomo Pharmaceuticals, now part of Dainippon Sumitomo Pharma Co. Ltd., in June 2005. Sumitomo synthesized and developed amrubicin in Japan, and attained full regulatory approval of amrubicin as a treatment for lung cancers in that country in 2002. Amrubicin’s approval was based upon Phase 2 studies conducted in Japan that demonstrated clinical efficacy as a single agent. In previously untreated SCLC patients, amrubicin produced an overall response rate of 76% with median survival of 11.7 months when administered as a single agent. In Phase 2 studies of previously treated SCLC patients (sensitive or relapsed/refractory) conducted after Japanese approval, amrubicin as a single agent has shown overall response rates ranging from 46% to 53%, with median overall survival rates of 9.2 to 11.7 months. In a subsequent clinical trial evaluating amrubicin administered in combination with cisplatin in previously untreated SCLC patients, amrubicin produced an overall response rate of 88% and median survival was extended to 13.6 months. To date, however, there have been no completed clinical studies of amrubicin in patient populations outside of Japan. In order to confirm the results reported in these Japanese studies, we have initiated Phase 2 studies of amrubicin in SCLC. Pending the outcome of those studies, we intend to initiate a Phase 3 registration study before the end of 2007.

In addition, based on clinical experience with the product to date, including the active treatment of more than 6,500 patients in Japan, amrubicin appears to lack the cumulative cardiotoxicity associated with other anthracyclines. We believe that this makes amrubicin a very attractive agent to study in other cancers where older, cardiotoxic anthracyclines are currently used. For example, anthracyclines have established activity against breast cancer, but the cumulative cardiotoxicity of currently available anthracyclines limit their use with Herceptin®, a breast cancer drug marketed by Genentech, Inc. Accordingly, we intend to initiate a clinical study of amrubicin in metastatic breast cancer patients in combination with Herceptin during 2007. We cannot be certain that this study will yield positive results or that amrubicin will prove to have less cardiotoxicity than other anthracyclines.

MGCD0103 is an oral, isotype-selective, small molecule HDAC inhibitor. In January 2006, we obtained commercialization rights from MethylGene Inc. in North America, Europe, Middle East and certain other markets for MethylGene’s HDAC inhibitor compounds, including MGCD0103 and MethylGene’s pipeline of second-generation HDAC inhibitor compounds, for all oncology indications. MGCD0103 is the subject of a broad Phase 2 clinical development program where we, in collaboration with MethylGene, are evaluating the use of MGCD0103 in a variety of cancers where epigenetic factors play a role. Several clinical studies of MGCD0103 are currently underway, including Phase 1/2 combination studies of MGCD0103 and Vidaza in MDS and AML patients and MGCD0103 and Gemzar® in patients with solid tumors, and Phase 2 monotherapy studies of MGCD0103 in patients with relapsed or refractory lymphoma and relapsed or refractory Hodgkin’s lymphoma.

In many cancerous tissues, through the activity of DNA methylation and histone deacetylation, tumor suppressor genes are silenced and not expressed. As a result, cell division becomes unregulated, causing cancer. HDAC inhibitors, such as MGCD0103, are believed to block histone deacetylation and allow tumor suppressor genes to re-express and inhibit cancer progression. MethylGene’s research and observations suggest that only a subset of the known HDAC isoforms may be involved in cancer progression. MGCD0103 is selective for a specific class of HDAC isoform while many other HDAC inhibitors currently in clinical development are “broad-spectrum inhibitors” that target most or all of the HDAC isoform classes. We believe targeted and selective inhibition of cancer-related HDAC isoforms may lead to more effective and less toxic cancer therapies in contrast to broad-spectrum inhibition of HDAC isoforms.

Oral Azacitidine (azacitidine) is an oral formulation of Vidaza. Our oral azacitidine candidate was the result of our internal formulation efforts. We filed an IND for oral azacitidine at the end of 2006 and that IND became effective in late January 2007. In February 2007, we initiated a Phase 1 clinical study of oral azacitidine in patients with MDS, AML and malignant solid tumors that assessed the safety, tolerability, bioavailability and pharmacokinetics of escalating single doses of oral azacitidine. In April 2007, we announced that this initial Phase I study was successfully completed, and that we would be initiating a multi-dose Phase I trial. This second Phase I trial is a multi-center, open label dose escalation trial and will assess the maximum tolerated dose, dose limiting toxicities and safety of a seven day, multi-cycle oral dosing regimen of azacitidine in patients with MDS and AML. In addition, the trial will examine pharmacokinetics and pharmacodynamic effects of oral azacitidine as compared with the FDA approved parenteral regimen of Vidaza. Since oral azacitidine, like Vidaza, is a demethylating agent, its development complements our epigenetics program and invites further study in combination with other oral epigenetics-based therapies, such as MGCD0103. Moreover, there is a significant body of evidence showing that the biological effects of demethylating agents may be improved or extended through sustained DNA demethylation, which could most effectively be provided through oral delivery. As a result, an oral demethylating agent offers the possibility of transforming cancers into chronically managed diseases.

Other Products.  In addition to our primary commercial products, we sell several smaller products in the U.S. and Europe. This includes Innohep®, a low molecular weight heparin that we sell in the U.S., and Refludan, an anti-thrombin agent that we sell in Europe and other countries outside the U.S. and Canada. Aggregate net sales for these products were approximately $19 million in 2006.

Corporate Information

We were incorporated in Delaware in 1999 and commenced operations in January 2000. Our principal executive offices are located at 2525 28th Street, Boulder, Colorado 80301, and our telephone number is (720) 564-9100. Our website is located at www.pharmion.com. The reference to our website does not constitute incorporation by reference of the information contained on our website and you should not consider it part of this prospectus supplement.

The Offering

For a description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Common stock offered	4,000,000 shares

Common stock to be outstanding after this offering	36,150,648 shares

Use of proceeds	We expect to use the proceeds of this offering for general corporate purposes, including the funding of clinical studies in connection with the development of our products and product candidates, the expansion of our commercial organization in anticipation of regulatory approval of our product candidates, future acquisitions of additional products and product candidates to augment our current portfolio, and working capital. See “Use of Proceeds.”

Nasdaq Global Market symbol for our common stock	PHRM

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New Enterprise Associates and its affiliated funds, one of our principal stockholders, has indicated an interest in purchasing shares of our common stock being sold in this offering.

The number of shares to be outstanding after this offering as shown above is based on 32,150,648 shares of our common stock outstanding as of March 31, 2007 and excludes 6,404,402 shares of our common stock reserved for issuance under our stock option and incentive plans, of which 3,530,317 shares were subject to options to purchase common stock and non-vested restricted stock unit awards outstanding on that date.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to 600,000 additional shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. We have prepared this information using our audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006 and our unaudited consolidated financial statements for the three months ended March 31, 2006 and 2007. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of the results of those periods. These historical results are not necessarily indicative of results to be expected in any future period and the results for the three months ended March 31, 2007 should not be considered indicative of results to be expected for the full fiscal year.

				Three Months
	Years Ended December 31,			Ended March 31,
	2004	2005	2006	2006	2007
	(in thousands, except share and per share data)
				(unaudited)

Consolidated Statements of Operations Data:
Net sales	$130,171	$221,244	$238,646	$56,594	$62,681
Operating expenses:
Cost of sales, inclusive of royalties, exclusive of product rights amortization shown separately below	43,635	59,800	65,157	15,213	16,938
Research and development	28,392	42,944	70,145	15,133	20,036
Acquired in-process research	—	21,243	78,763	20,480	—
Selling, general and administrative	66,848	83,323	104,943	22,512	28,566
Product rights amortization	3,395	9,345	9,802	2,439	2,462

Total operating expenses	142,270	216,655	328,810	75,777	68,002

Operating income (loss)	(12,099)	4,589	(90,164)	(19,183)	(5,321)
Interest and other income, net	2,415	6,474	6,926	1,661	1,208

Income (loss) before taxes	(9,684)	11,063	(83,238)	(17,522)	(4,113)
Income tax expense	7,853	8,794	7,774	2,214	1,543

Net income (loss)	(17,537)	2,269	(91,012)	(19,736)	(5,656)

Net income (loss) per common share:
Basic	$(0.63)	$0.07	$(2.84)	$(0.62)	$(0.18)
Diluted	$(0.63)	$0.07	$(2.84)	$(0.62)	$(0.18)
Weighted average number of common and common equivalent shares used to calculate net income (loss) per common share:
Basic	27,933,202	31,836,783	32,015,962	31,918,849	32,130,520
Diluted	27,933,202	32,875,516	32,015,962	31,918,849	32,130,520

The “as adjusted” balance sheet data set forth below gives effect to the sale by us of 4,000,000 shares of common stock in this offering at the public offering price of $30.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2007
	Actual	As Adjusted
	(in thousands)
	(unaudited)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$132,857	$245,557
Working capital	151,494	264,194
Total assets	316,360	429,060
Long-term liabilities	3,691	3,691
Accumulated deficit	(232,495)	(232,495)
Total stockholders’ equity	268,592	381,292

RISK FACTORS

Investing in our common stock involves a high degree of risk. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in our common stock.

Risks Related to Our Business

We have a history of net losses, and may not maintain profitability in the future.

Except for our fiscal year ended 2005, where we posted net income of $2.3 million, we have incurred annual net losses since our inception. For our most recent fiscal year we incurred a net loss of $91.0 million and for the quarter ended March 31, 2007 we incurred a net loss of $5.7 million. As of March 31, 2007, we had an accumulated deficit of $232.5 million. In addition, as a result of recent product acquisitions, we expect to further increase our expenditures to:

•	commercialize our marketed products;

•	grow our commercial and related support organizations in anticipation of new product approvals;

•	support our development efforts associated with completing clinical trials and seeking regulatory approvals of our products, including regulatory and development expenses associated with our recently-acquired product candidates, amrubicin, MGCD0103 and satraplatin;

•	satisfy our obligations to make milestone payments under the existing license agreements for our product candidates; and

•	acquire additional product candidates or companies.

Accordingly, we do not expect to achieve profitability during our 2007 fiscal year and we are unsure as to when we will again achieve profitability for any substantial period of time. If we fail to achieve profitability within the time frame expected by investors or securities analysts, the market price of our common stock may decline.

We depend heavily on our two commercial products, Vidaza and Thalidomide Pharmion, to generate revenues.

Sales of Vidaza and Thalidomide Pharmion account for nearly all of our total product sales. For the fiscal year ended December 31, 2006, Vidaza and Thalidomide Pharmion net sales represented 92% of our total net sales. Neither Vidaza U.S. sales nor Thalidomide Pharmion sales have increased significantly over the past several calendar quarters. Vidaza has faced increased competition from recent launches of two products approved for the U.S. MDS market. Although U.S. Vidaza sales have not declined significantly in the face of these recent product launches, we cannot assure you that Vidaza will gain increased market acceptance from members of the medical community or that the acceptance of Vidaza we have observed thus far will be maintained. The commercial success of Vidaza and future growth in Vidaza sales will depend, among other things, upon:

•	the success of our current survival clinical trial for Vidaza in MDS;

•	our ability to achieve a marketing authorization for Vidaza in Europe and in other countries;

•	continued acceptance by regulators, physicians, patients and other key decision-makers as a safe, superior therapeutic as compared to currently existing or future treatments for MDS;

•	our ability to successfully compete with other approved MDS therapies; and

•	our ability to expand the indications for which we can market Vidaza.

For Thalidomide Pharmion, our sales in 2006 declined slightly from our 2005 sales largely due to the competition we face from sales of thalidomide from generic manufacturers and pharmacy compounding of thalidomide. Currently, we are at a competitive disadvantage to these other thalidomide products, which are sold at a significantly lower price than our Thalidomide Pharmion and without a comprehensive safety program. Therefore, commercial success and future growth of our formulation of thalidomide will depend primarily upon our ability to achieve a marketing authorization for Thalidomide Pharmion in Europe and, upon such approval, our ability to successfully promote Thalidomide Pharmion and achieve the cooperation of regulatory authorities in preventing the sale of other forms of thalidomide.

Any adverse developments with respect to the sale or use of Vidaza and Thalidomide Pharmion could significantly reduce our product revenues and have a material adverse effect on our ability to generate net income and positive net cash flow from operations.

Failure to achieve our sales targets or raise additional funds in the future may require us to delay, reduce the scope of, or eliminate one or more of our planned activities.

Based on our current operating plans, we will need to generate greater sales to achieve and maintain profitability on an annual basis. The product development, including clinical trials, manufacturing development and regulatory approvals of Vidaza, Thalidomide Pharmion, satraplatin, amrubicin and MGCD0103, and the acquisition and development of additional product candidates by us will require a commitment of substantial funds. Additionally, we plan to increase our investment in our development programs and commercial organization in anticipation of possible additional product approvals. As a result, our balance of cash, cash equivalents and short-term investments will decrease significantly until we are able to increase product sales with additional product approvals or raise additional funds in a debt or equity financing. Our future capital requirements are dependent upon many factors and may be significantly greater than we expect.

We believe, based on our current operating plan, including anticipated sales of our products, that our cash, cash equivalents and short-term investments will be sufficient to fund our operations through at least the next twelve months. If our existing resources are insufficient to satisfy our liquidity requirements due to slower than anticipated sales of our products, delays in anticipated marketing approvals for our products or otherwise, or if we acquire additional products or product candidates, we may need to sell additional equity or debt securities. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more of our planned development, commercialization or expansion activities, which could harm our financial condition and operating results.

We may not receive regulatory approvals for our product candidates, or approvals may be delayed.

Our growth prospects depend to a large extent upon our ability to obtain regulatory approval of our near-term product candidates in Europe: Thalidomide Pharmion, satraplatin and Vidaza. The regulatory review and approval process to obtain marketing approval, even for a drug that is approved in other jurisdictions, takes many years and requires the expenditure of substantial resources. This process can vary substantially based on the type, complexity, novelty and indication of the product candidate involved. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. The regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that data is insufficient for approval and require additional pre-clinical, clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing by regulatory authorities could delay, limit or prevent regulatory approval of a product candidate.

Thalidomide Pharmion.  In January 2007, we announced that we had submitted an MAA to the EMEA seeking a marketing authorization for Thalidomide Pharmion in the E.U. We believe that the clinical data supporting this submission provides compelling evidence of Thalidomide Pharmion’s efficacy in treating multiple myeloma patients. However, thalidomide’s well-known potential for causing severe birth defects and its negative historical reputation may delay or prevent an approval of our MAA, despite its proven efficacy. In addition, thalidomide continues to be widely available and, in most cases, without a comprehensive safety program. Any report of a birth defect attributed to the current use of thalidomide could compel the regulatory authorities to delay approval or elect not to grant us marketing authorization for Thalidomide Pharmion.

Satraplatin.  We have also recently announced our intention to submit an MAA to the EMEA seeking approval for satraplatin based upon the results achieved in the “SPARC” Phase 3 clinical trial evaluating satraplatin in second line hormone refractory prostate cancer (HRPC). The trial met its primary endpoint by demonstrating a statistically significant improvement in progression-free survival, or PFS, in the satraplatin treatment arm. PFS is a composite endpoint that assesses when a patient’s disease has “progressed” based upon a number of clinical criteria relevant to the disease state. Although both the EMEA and the FDA have accepted PFS as a suitable endpoint for some product approvals, in some cases regulatory authorities have indicated that only “overall survival” endpoints will be sufficient for approvals of some cancer therapy candidates. Earlier in 2006, the EMEA had advised us and our partner, GPC Biotech AG, that it would accept the final analysis of PFS as a basis for an MAA submission for satraplatin, but that the submission must also include available overall survival data from the SPARC trial. We do not expect to have final overall survival data from the SPARC trial until the third quarter of 2007 and, therefore, we cannot assure you that the trial data will show that satraplatin produced any survival advantage or that the EMEA will accept the final overall survival data as a basis for marketing approval of satraplatin.

Vidaza.  We expect final data from our on-going clinical study of Vidaza in 354 high-risk MDS patients, with overall survival as the primary endpoint, in the third quarter of 2007. If the results of this study are positive, we intend to submit a new MAA for Vidaza with the EMEA based on data from this study. We cannot assure you that the results of this study will be positive or, even if the data are positive, that the EMEA will accept the results of the study as the basis for a marketing approval.

The timing of our submissions, the outcome of reviews by the applicable regulatory authorities in each relevant market, and the initiation and completion of clinical trials are subject to uncertainty, change and unforeseen delays. Moreover, favorable results in later stage clinical trials do not ensure regulatory approval to commercialize a product. We will be unable to market Thalidomide Pharmion, Vidaza or satraplatin in Europe if we do not receive marketing authorization from the European Commission. Without such authorization, we will only be able to sell those products, if at all, on a compassionate use or named patient basis in Europe, which will significantly limit our revenues.

We depend on contract research organizations and our results of clinical trials are uncertain and may not support continued development of a product pipeline, which would adversely affect our business prospects.

We rely on third party contract research organizations (CROs) to perform most of our clinical studies, including document preparation, data management, site identification, screening, training and program management. If there is any dispute or disruption in our relationship with our CROs, or if our CROs do not perform as our contracts and applicable regulations require, our clinical trials may be delayed or disrupted. In addition, we are required to demonstrate the safety and efficacy in any of the products that we develop through extensive preclinical and clinical studies. The results form preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials. Moreover, our commercially available products may require additional studies relating either to approved indications or new indications pending approval. If any of our clinical trials for our products fail to achieve its primary endpoint or if safety issues arise, commercialization of that drug candidate could be delayed or halted. In addition, clinical trials involving our commercial products could raise new safety issues of our existing products, which could in turn reduce our revenues.

We face intense competition, which may result in others commercializing competing products before or more successfully than we do.

Our industry is highly competitive. Our success will depend on our ability to acquire, develop and commercialize products and our ability to establish and maintain markets for our products. Potential competitors in North America, Europe and elsewhere include major pharmaceutical companies, specialized pharmaceutical companies and biotechnology firms, universities and other research institutions. Many of our competitors have substantially greater research and development capabilities and experience, and greater manufacturing, marketing and financial resources, than we do. Accordingly, our competitors may develop or license products or other novel technologies that are more effective, safer or less costly than our existing products or products that are being developed by us, or may obtain regulatory approval for products before we do. Clinical development by others may render our products or product candidates noncompetitive.

The primary competition and potential competition for our principal products currently are:

Vidaza.  In the MDS market, Vidaza primarily competes with two products that were recently approved by the FDA: Revlimid®, from Celgene, approved in late 2005 and Dacogen® from MGI Pharma, Inc., approved in May 2006. Revlimid was approved by the FDA as a treatment for certain low risk MDS patients and has received a positive opinion from the EMEA for relapsed or refractory multiple myeloma and is currently under review for regulatory approval by the EMEA for low risk MDS. We also face competition for Vidaza from traditional therapies for the treatment of MDS, including the use of blood transfusions and growth factors.

Thalidomide Pharmion.  To date, Thalidomide Pharmion primarily competes with Velcade® from Millennium Pharmaceuticals Inc. and traditional therapies used in the treatment of multiple myeloma, including chemotherapeutic agents, such as melphalan and dexamethasone. In addition, because we have only limited patent protection for Thalidomide Pharmion, other generic versions of thalidomide available throughout Europe and other territories where we sell thalidomide without orphan drug exclusivity. Governmental and other pressures to reduce pharmaceutical costs may result in physicians writing prescriptions for these generic products. Increased competition from the sale of competing generic pharmaceutical products could cause a material decrease in sales of our products. Moreover, Revlimid® from Celgene, has received a positive opinion from the EMEA for relapsed or refractory multiple myeloma. If approved, Revlimid will also compete with Thalidomide Pharmion in the E.U.

Satraplatin.  We intend to seek an approval for satraplatin as a treatment for second line HRPC in 2007. Currently, there are no approved treatments for this indication. However, satraplatin may face competition from other therapies that are approved for first line or untreated HRPC, including Taxotere® from Sanofi Aventis SA or other compounds that are in development for HRPC.

Amrubicin.  We are currently planning to initiate late stage clinical trials and, if those trials are positive, seek approval for amrubicin in the sensitive or relapsed/refractory SCLC indication. Currently, approved products for second-line treatment of SCLC include Hycamtin®(topotecan) from GlaxoSmithKline plc. In addition, there are several products in clinical development in SCLC, including Alimta® (pemetrexed) from Eli Lilly and Company and picoplatin from Poniard Pharmaceuticals, both of which are in a later stage of development than amrubicin.

In addition, there are a number of products in earlier stages of development at other biotechnology and pharmaceutical companies that, if successful in clinical trials, may ultimately compete with our commercial and late-stage products listed above and our earlier-stage products.

Adverse reactions or side effects of the products we sell may occur that could result in additional regulatory controls, product withdrawals, adverse publicity and reduced sales.

Regulatory authorities in our markets subject approved products and manufacturers of approved products to continual regulatory review. Previously unknown problems, such as unacceptable toxicities or side effects, may only be discovered after a product has been approved and used in an increasing number of patients. If this occurs, regulatory authorities may impose labeling restrictions on the product that could affect its commercial viability or could require withdrawal of the product from the market. Accordingly, there is a risk that we will discover such previously unknown problems associated with the use of our products in patients, which could limit sales growth or cause sales to decline. In particular, thalidomide has been shown to produce severe birth defects and other toxicities if not used in accordance with safety instructions. Although we sell Thalidomide Pharmion with a rigorous safety program that is designed to prevent these adverse effects, thalidomide is available without a comprehensive safety program in our territories from other suppliers. If Thalidomide Pharmion or any other form of thalidomide is associated with a birth defect or other severe adverse events in our markets, regulatory authorities could force the withdrawal of thalidomide from the market.

If the third party manufacturers upon whom we rely fail to produce our products in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the commercialization of, or be unable to meet demand for, our products and may lose potential revenues.

We do not manufacture any of our products and we do not plan to develop any capacity to do so. We have contracted with third-party manufacturers to manufacture each of our products. Moreover, most of our suppliers have subcontracted aspects of the manufacturing process to third party service providers, who are not subject to a direct contractual relationship with us. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Regulatory authorities in our markets require that drugs be manufactured, packaged and labeled in conformity with cGMP regulations and guidelines. Manufacturers of pharmaceutical products often encounter difficulties in production, especially in scaling up initial production. These problems include difficulties with production costs and yields, quality control and assurance and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our third-party manufacturers may not perform as agreed or as required by applicable regulations, or may terminate their agreements with us.

To date, we have relied on sole sources for the manufacture of all of our products, including satraplatin, MGCD0103 and amrubicin. Although we are in the process of qualifying a second-source manufacturer for the fill and finishing processes for Vidaza, we do not have operational alternate manufacturing facilities in place at this time. The number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture bulk drug substance on a commercial scale is extremely limited, and it would take a significant amount of time to arrange for alternative manufacturers. If we need to change to other commercial manufacturers, the FDA and comparable foreign regulators must approve these manufacturers’ facilities and processes prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in or independently develop the processes necessary for the production of our products.

Any of these factors could cause us to delay or suspend clinical trials, regulatory submissions, required approvals or commercialization of our products or product candidates, entail higher costs and result in our being unable to effectively commercialize our products. Furthermore, if our third-party manufacturers fail to deliver the required commercial quantities of bulk drug substance or finished product on a timely basis and at commercially reasonable prices, and we are unable to promptly find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volume and on a timely basis, we would likely be unable to meet demand for our products and we would lose potential revenues. Moreover, failure of our third party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect product supplies.

If we breach any of the agreements under which we license commercialization rights to products or technology from others, we could lose license rights that are important to our business.

We license commercialization rights to products and technology that are important to our business, and we expect to enter into similar licenses in the future. For instance, we acquired rights to certain intellectual property and technology for Vidaza, thalidomide, satraplatin, amrubicin and MGCD0103 through exclusive licensing arrangements with third parties. Under these licenses we are subject to commercialization and development, sublicensing, royalty, milestone payments, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach these license agreements, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license. Loss of any of these licenses or the exclusivity rights provided therein could harm our financial condition and operating results.

Many of our licensing arrangements also require us to work collaboratively with our licensors to jointly develop and commercialize products we have licensed. For example, our agreements with GPC Biotech AG for satraplatin and MethylGene, Inc. for MGCD0103 require joint development of the product candidates, which includes management of a joint development budget and associated personnel. Management of collaborations in the pharmaceutical and biotechnology industry presents numerous challenges and risks. If we are unable to agree with our partners on key decisions concerning product development or marketing, we may be forced to execute a strategy we do not believe is sound or we may be required to initiate litigation or other dispute resolution mechanisms to resolve these differences. These disputes could delay product development or undermine the commercial success of those products, which would have negative consequences for our business.

Our product sales and related financial results may fluctuate, which could affect the price of our common stock.

A number of analysts and investors who follow our stock have developed models to forecast future product sales and expenses. These models are, in turn, based in part on our own estimates of product revenues and expenses that we disclose publicly from time-to-time. Accurate forecasting of operating results is difficult for us as we have only a limited operating history and our products have been commercially available for only a short time. As a result, our operating results may vary significantly from period to period due to many factors, including the amount and timing of sales of our products, underlying demand and wholesaler buying patters for Vidaza, the availability and timely delivery of a sufficient supply of our products, the timing and amount of operating expenses, announcements regarding clinical trial results and product introductions by us or our competitors, the availability and timing of third-party reimbursement and the timing of regulatory submissions and approvals. If our operating results do not match the expectations of securities analysts and investors as a result of these and other factors, the trading price of our common stock will likely decrease.

We are growing rapidly, and if we fail to manage that growth our business could be adversely affected.

We have an aggressive growth plan that will include substantial and increasing investment in research and development, sales and marketing, facilities and general and administrative functions. Our growth plan requires us to manage complexities associated with a larger staff in multiple locations. We will need to generate greater product revenues or raise additional funds to cover a higher level of operating expenses and our ability to do so may depend on many factors we do not control. In addition, we will need to assimilate several new staff members in multiple worldwide locations. If we are unable to manage our ambitious growth plan affectively, our business could suffer.

We may undertake acquisitions in the future and any difficulties from integrating such acquisitions could damage our ability to attain or maintain profitability.

We may acquire additional businesses, products or product candidates that complement or augment our existing business. We will be required to integrate any acquired products into our existing operations, including amrubicin and MGCD0103, products that we have only recently acquired. Managing the development of a new product entails numerous financial and operational risks, including difficulties in attracting qualified employees to develop the products. Integrating any newly acquired business or product could be expensive and time-consuming. We may not be able to integrate any acquired business or product successfully or operate any acquired business profitably. Moreover, if we acquire additional businesses or products we will incur significant acquisition costs and operating expenses, which could harm our financial condition and operating results. In order to undertake future acquisitions, we may need to raise additional funds through public or private debt or equity financing, which may result in dilution for stockholders and the incurrence of indebtedness.

Our failure to successfully acquire, in-license, develop and market additional product candidates would impair our ability to grow and could affect the price of our common stock.

Although we have successfully in-licensed or acquired new products in our recent past, the growth of our product pipeline will continue to depend upon licenses or collaborations with research institutes or other pharmaceutical and biotechnology companies. The success of this strategy depends upon our ability to identify, select and acquire the right pharmaceutical product candidates and technologies. Proposing, negotiating and implementing company acquisitions and licenses or collaborations is a lengthy and complex process. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition of product candidates and approved products. We may not be able to acquire the rights to additional product candidates and approved products on terms that we find acceptable, or at all.

The timing of customer purchases and the resulting product shipments have a significant impact on the amount of product sales that we recognize in a particular period.

The majority of our sales of Vidaza in the United States are made to independent pharmaceutical wholesalers, including specialty oncology distributors, which, in turn, resell the product to an end user customer (normally a clinic, hospital, alternative healthcare facility or an independent pharmacy). Inventory in the distribution channel consists of inventory held by these wholesalers. Our product sales in a particular period are impacted by increases or decreases in the distribution channel inventory levels. We cannot significantly control or influence the purchasing patterns or buying behavior of independent wholesalers or end users. Although our wholesaler customers typically buy product from us only as necessary to satisfy projected end user demand, we cannot predict future wholesalers buying practices. For example, wholesalers may engage in speculative purchases of product in excess of the current market demand in anticipation of future price increases. Accordingly, purchases by any given customer, during any given period, may be above or below actual patient demand of any of our products during the same period, resulting in fluctuations in product inventory in the distribution channel. If distribution channel inventory levels substantially exceed end user demand, we could experience reduced revenue from sales in subsequent periods due to a reduction in end user demand.

Furthermore, our customer base in the U.S. is highly concentrated. Net sales generated from our largest three wholesale customers in the U.S. totaled approximately 39% of our total consolidated net sales for the year ended December 31, 2006. If any of these customers becomes insolvent or disputes payment of the amount it owes us, it would adversely affect our results of operations and financial condition.

Our effective tax rate has, and likely will continue to, vary significantly from period to period. Increases in our effective tax rate would have a negative effect on our results of operations.

Our effective tax rate has varied significantly since our inception. This is largely due to the fact that we are subject to income taxes in a number of jurisdictions. The tax provision for each country is based on pre-tax earnings or losses in each specific country, and tax losses in one country cannot be used to offset taxable income in other countries. As a result, our consolidated effective tax rate has historically been far in excess of U.S. statutory tax rates. We expect this trend will continue for the foreseeable future.

Since our inception, we have had minimal or no provision for U.S. income taxes due to incurring losses in the U.S. or, in the case of 2005 and 2006, utilizing net operating loss carryforwards to offset taxable income in the U.S. As of December 31, 2006, we had $22.3 million in U.S. net operating loss carryforwards and $7.3 million in U.S. tax credit carryforwards. Use of these loss and credit carryforwards is subject to annual limitations in accordance with “change in ownership” provisions of Section 382 of the Internal Revenue Code. If we achieve profitability in the U.S. in the future, the reduction in availability of tax loss and credit carryforwards would result in an increase in U.S. income tax expense and our overall effective tax rate. This in turn would result in a reduction in our net income and net income per share.

If product liability lawsuits are brought against us, we may incur substantial liabilities for which we may not be able to obtain sufficient product liability insurance on commercially reasonable terms.

The clinical testing and commercialization of pharmaceutical products involves significant exposure to product liability claims. If losses from such claims exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we are ultimately successful in product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses. If we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be harmed.

Historically, the vast majority of product liability insurers have been unwilling to write any product liability coverage for thalidomide. Although we currently have product liability coverage for thalidomide that we believe is appropriate, if our sales of this product grow in the future, our current coverage may be insufficient. We may be unable to obtain additional coverage on commercially reasonable terms if required, or our coverage may be inadequate to protect us in the event claims are asserted against us. In addition, we might be unable to renew our existing level of coverage if there were a report of a birth defect attributable to the current use of thalidomide, whether or not sold by us.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel.

We are highly dependent on our senior management team, whose services are critical to the successful implementation of our business strategies. Each of our senior executives have entered into an employment agreement with us for a term that runs until the agreement is otherwise terminated by us or them. If we lose the services of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed. Replacing key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel.

We have limited patent protection for our current products, and we may not be able to obtain, maintain and protect proprietary rights necessary for the development and commercialization of our products or product candidates.

Our commercial success will depend in part on obtaining and maintaining a strong proprietary position for our products both in the U.S., Europe and elsewhere. We currently own or have exclusive rights to issued patents and pending patent applications covering thalidomide from Celgene Corporation, satraplatin from GPC Biotech AG, amrubicin from Dainippon Sumitomo Pharma Co. Ltd. and MGCD0103 from MethylGene Inc. We have limited patent protection for Vidaza, currently consisting of four issued patents covering certain polymorphic forms of Vidaza drug substance and methods of manufacturing drug substance that we either own or co-own with our manufacturing partners. In addition, in May 2004 the FDA awarded orphan drug exclusivity to Vidaza for the treatment of MDS patients, which lasts for seven years from the date granted. Given the limited patent protection for Vidaza, we must still rely in large part on orphan drug exclusivity to protect and enhance our competitive position in the U.S., and we will rely on orphan drug designation and data exclusivity available in the E.U. if Vidaza is approved for marketing in Europe. However, orphan drug exclusivity does not prohibit competitors from developing or marketing different drugs for an indication or from independently developing generic versions of Vidaza for different indications. Similarly, the primary European patents we have licensed for satraplatin expire in 2009 and, therefore, we will be relying on supplementary protection certificates to extend patent protection and on data exclusivity available in the E.U. if we achieve marketing approval for this product. Finally, composition of matter patent protection for amrubicin has expired and patents covering the formulation of amrubicin being developed by us will expire in August 2008. Therefore, we will be relying on combination use and polymorphic form patents and we may also benefit from possible orphan drug exclusivity in the small cell lung cancer indication and data exclusivity to protect amrubicin.

In addition, while we are selling Thalidomide Pharmion on a compassionate use and named patient basis, we do not have orphan drug exclusivity and we must rely on use patents licensed to us by Celgene to prevent competitors from selling thalidomide in our markets until we are granted a marketing authorization. We have initiated litigation in Greece and Denmark seeking to enforce our patent, EP 0688211, against thalidomide suppliers in those countries. In each case, the defendants have sought to challenge the validity of that patent in Europe. On June 14, 2006, an opposition proceeding was brought by IPC-Nordic A/S, the defendant in our Danish patent litigation, against granted European patent EP 1264597, which is a second patent that we have licensed from Celgene in Europe. This granted European patent claims the use of thalidomide as a medicament of the treatment of solid or blood-borne tumors. Celgene has filed a response to the opposition brief that was submitted to the European Patent Office in February 2007. Although we intend to vigorously defend our thalidomide patents, we do not know whether the European Patent Office or the Danish or Greek courts will render a decision adverse to our patents.

We also rely on protection derived from trade secrets, process patents, know-how and technological innovation. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets, know-how and other proprietary information could harm our operating results, financial condition and future growth prospects. Furthermore, others may have developed, or may develop in the future, substantially similar or superior know-how and technology.

We intend to seek patent protection whenever it is available for any products or product candidates we acquire in the future. However, any patent applications for future products or pending applications for our existing products may not issue as patents, and any patent issued on such products may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents that do ultimately issue on those patent applications may not be sufficiently broad to prevent third parties from commercializing competing products. In addition, the laws of various foreign countries in which we compete may not protect the intellectual property on which we may rely to the same extent as do the laws of the U.S. If we fail to obtain adequate patent protection for our products, our ability to compete could be impaired.

Our business is subject to economic, political, regulatory and other risks associated with international sales and operations.

Since we sell our products in Europe, Australia and many additional countries, our business is subject to risks associated with conducting business internationally. We anticipate that sales from international operations will represent an increasing portion of our total sales if new product approvals currently being sought outside the U.S. are granted. In addition, a number of our suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	difficulties in compliance with foreign laws and regulations;

•	changes in foreign regulations and customs;

•	changes in foreign currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by the U.S. or foreign governments;

•	negative consequences from changes in tax laws;

•	difficulties associated with staffing and managing foreign operations;

•	longer accounts receivable cycles in some countries; and

•	differing labor regulations.

Our ability to generate sales from our products will depend on reimbursement and drug pricing policies and regulations.

Sales of our products will depend significantly on the extent to which reimbursement for the cost of our products and related treatments will be available to physicians from government health administration authorities, private health insurers and other organizations. Third party payers and governmental health administration authorities increasingly attempt to limit and/or regulate the reimbursement for medical products and services, including branded prescription drugs. Changes in government legislation or regulation, such as the Medicare Act, or changes in private third-party payers’ policies toward reimbursement for our products may reduce reimbursement of our products’ costs to physicians. Decreases in third-party reimbursement for our products could reduce physician usage of the product and may have a material adverse effect on our product sales, results of operations and financial condition.

If our promotional activities fail to comply with applicable laws and regulations, we may be subject to warnings or enforcement action that could harm our business.

We are subject to numerous laws, regulations and guidelines that greatly restrict our promotional activities. For example, FDA regulations prohibit companies from actively promoting approved drugs for off-label uses. In addition, we are subject to various U.S. federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Pharmaceutical companies have been charged with violations of false claims laws through off-label promotion activities that resulted submission of improper reimbursement claims. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid). If a court were to find us liable for violating these laws, or if the government were to allege against or convict us of violating these laws, there could be a material adverse effect on our business, including on our stock price.

We are subject to numerous complex regulatory requirements and failure to comply with these regulations, or the cost of compliance with these regulations, may harm our business.

The testing, development and manufacturing of our products are subject to regulation by numerous governmental authorities in the U.S., Europe and elsewhere. These regulations govern or affect the testing, manufacture, safety, labeling, storage, record-keeping, approval, advertising and promotion of our products and product candidates, as well as safe working conditions and the experimental use of animals. Noncompliance with any applicable regulatory requirements can result in refusal of the government to approve products for marketing, criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, prohibitions or limitations on the commercial sale of products or refusal to allow us to enter into supply contracts. Regulatory authorities typically have the authority to withdraw approvals that have been previously granted.

Risks Relating to our Common Stock and this Offering

Our certificate of incorporation, our bylaws, Delaware law and our employment agreements with members of our senior management contain provisions that could discourage, delay or prevent a change in control or management of Pharmion.

Our amended and restated certificate of incorporation, bylaws, Delaware law and our employment agreements with members of senior management contain provisions which could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors, each of which certificate of incorporation provisions can only be amended or repealed upon the consent of 80% of our outstanding shares. Our amended and restated certificate of incorporation allows our board of directors to issue up to 10,000,000 shares of preferred stock. The board can determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. As a result, our board of directors could make it difficult for a third party to acquire a majority of our outstanding voting stock, for example by adopting a stockholders’ rights plan.

Our amended and restated certificate of incorporation also provides that the members of the board are divided into three classes. Each year the terms of approximately one-third of the directors will expire. Our bylaws do not permit our stockholders to call a special meeting of stockholders. Under the bylaws, only our Chief Executive Officer, Chairman of the Board or a majority of the board of directors are able to call special meetings. The staggering of directors’ terms of office and the limitation on the ability of stockholders to call a special meeting may make it difficult for stockholders to remove or replace the board of directors should they desire to do so. Since management is appointed by the board of directors, any inability to effect a change in the board may result in the entrenchment of management. The bylaws also require that stockholders give advance notice to our Secretary of any nominations for director or other business to be brought by stockholders at any stockholders’ meeting. These provisions may delay or prevent changes of control or management, either by third parties or by stockholders seeking to change control or management.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

The employment agreements with members of our senior management provide that certain benefits will be payable to the executives in the event we undergo a change in control and the termination of the executive’s employment within two years after such change in control for any reason other than for cause, disability, death, normal retirement or early retirement.

Our stock price has been and may continue to be volatile and your investment in our common stock could suffer a decline in value.

Our common stock has been and in the future may be subject to substantial price volatility. During the period January 1, 2006 to March 31, 2007, the closing price of our common stock ranged from a high of $32.31 per share to a low of $15.65 per share.

Some specific factors that could have a significant effect on our common stock market price include:

•	actual or anticipated fluctuations in our operating results;

•	our announcements or our competitors’ announcements of clinical trial results or regulatory approval of new products;

•	changes in our growth rates or our competitors’ growth rates;

•	the timing or results of regulatory submissions or actions with respect to our products;

•	public concern as to the safety of our products;

•	changes in health care, drug pricing or reimbursement policies in a country where we sell our products;

•	our inability to raise additional capital;

•	our ability to grow through successful product acquisitions and in-licensing agreements;

•	conditions of the pharmaceutical industry or in the financial markets or economic conditions in general; and

•	changes in stock market analyst recommendations regarding our common stock, other comparable companies or the pharmaceutical industry generally.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater than or less than the price at which we are offering our common stock in this offering. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements are only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties and risks, including the risks described in this prospectus supplement and the accompanying prospectus and other unforeseen risks. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The factors listed in the section titled “Risk Factors,” as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

Although we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, except as required under federal securities laws and rules and regulations of the SEC, and readers should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from the sale by us of 4,000,000 shares of common stock in this offering will be approximately $112.7 million, based on the public offering price of $30.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase 600,000 additional shares, we estimate that the net proceeds will be approximately $129.7 million.

We currently intend to use the net proceeds from this offering for general corporate purposes, including the funding of clinical studies in connection with the development of our products and product candidates, the expansion of our commercial organization in anticipation of regulatory approval of our product candidates, future acquisitions of additional products and product candidates to augment our current portfolio, and working capital. Accordingly, our management will have broad discretion in applying the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of March 31, 2007:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of 4,000,000 shares of common stock in this offering at the public offering price of $30.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table excludes 6,404,402 shares of common stock reserved for issuance under our stock option and incentive plans, of which 3,281,519 shares were subject to outstanding options to purchase common stock, and 248,798 shares were subject to non-vested restricted stock unit awards as of March 31, 2007.

You should read this table in conjunction with the information set forth under “Use of Proceeds” and the financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
	Actual	As Adjusted
	(in thousands)

Cash, cash equivalents and short term investments	$132,857	$245,557

Long-term obligations	$3,691	$3,691
Stockholders’ equity:
Common stock: par value $0.001 per share, 100,000,000 shares authorized, 32,150,648 shares issued and outstanding actual; 36,150,648 shares issued and outstanding, as adjusted	32	36
Preferred stock: par value $0.001 per share, 10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	490,552	603,248
Accumulated other comprehensive income	10,503	10,503
Accumulated deficit	(232,495)	(232,495)

Total stockholders’ equity	268,592	381,292

Total capitalization	$272,283	$384,983

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “PHRM.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported by the Nasdaq Global Market.

	Price Range of Common Stock
	High	Low

Fiscal year ended December 31, 2005:
First quarter	$44.55	$28.75
Second quarter	29.20	18.68
Third quarter	30.12	21.05
Fourth quarter	22.45	16.49
Fiscal year ended December 31, 2006:
First quarter	$18.77	$14.76
Second quarter	20.87	15.66
Third quarter	22.38	15.56
Fourth quarter	26.70	21.07
Fiscal year ending December 31, 2007:
First quarter	$32.83	$24.49
Second quarter (through May 10, 2007)	32.03	26.13

On May 10, 2007, the last reported sale price for our common stock was $30.50 per share. We urge you to obtain current stock price quotations for our common stock from a newspaper, the Internet or your broker.

For a description of our common stock, see “Description of Common Stock” in the accompanying prospectus and our certificate of incorporation, as amended, a copy of which is incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock. Our board of directors currently intends to retain any future earnings to support our operations and to finance the growth and development of our business and does not intend to declare or pay cash dividends on our common stock for the foreseeable future. Any future payment of cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder”, other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of a disposition by such individual of shares of our common stock. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gains on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise, or

•	we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We do not believe that we are or have been a U.S. real property holding corporation, and we do not anticipate becoming a U.S. real property holding corporation. However, no assurance can be given that we will not become a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC is the representative of the underwriters. We have entered into a firm commitment underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares

Banc of America Securities LLC	1,800,000
Cowen and Company, LLC	880,000
Pacific Growth Equities, LLC	680,000
Friedman, Billings, Ramsey & Co., Inc.	320,000
HSBC Securities (USA) Inc.	320,000

Total	4,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow a concession of not more than $1.035 per share to selected dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

Option to Purchase Additional Shares.  We have granted the underwriters an option to purchase up to 600,000 additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us in approximately the same proportion as it purchased the shares shown in the table above.

Discount and Commissions.  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $400,000.

	Paid by Us
	No Exercise	Full Exercise

Per Share	$1.725	$1.725

Total	$6,900,000	$7,935,000

Listing.  Our common stock is listed on the Nasdaq Global Market under the symbol “PHRM”.

Stabilization.  In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares as referred to above.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Lock-up Agreements.  We and our directors and executive officers have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC for a period of 90 days from the date of this prospectus supplement. This consent may be given at any time without public notice.

Indemnification.  We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Selling Restrictions.  Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of common stock or has in its possession or distributes the prospectus supplement, the accompanying prospectus or any other material.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that

Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3 (2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares that has been approved by the Autorité des marchés financiers or by the competent authority of another state that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement, the accompanying prospectus or any other materials related to the offering or information contained herein or therein relating to the shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Each underwriter acknowledges that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The offering of the shares of common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares may not be offered, sold or delivered, nor may copies of the prospectus supplement or accompanying prospectus or any other documents relating to the shares of common stock be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the shares of common stock or distribution of copies of the prospectus supplement, or accompanying prospectus or any other document relating to the shares of common stock in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the shares in the offering is solely responsible for ensuring that any offer or resale of the shares it purchased in the offering occurs in compliance with applicable laws and regulations.

The prospectus supplement and accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Conflicts/Affiliates.  The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Willkie Farr & Gallagher LLP, New York, New York. The underwriters will be represented by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York. Peter H. Jakes, a partner at Willkie Farr & Gallagher LLP, owns 9,202 shares of our common stock, as a joint tenant with his spouse.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Our Current Report on Form 8-K dated February 9, 2007; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on October 30, 2003, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the termination of the offering of the securities made by this prospectus supplement, shall be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Pharmion Corporation
2525 28th Street
Boulder, CO 80301
(720) 564-9100
Attn: Investor Relations

Prospectus

PHARMION CORPORATION

COMMON STOCK
PREFERRED STOCK
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

We may offer to sell from time to time, separately or together, in one or more offerings, common stock, preferred stock, senior debt securities, subordinated debt securities, warrants, purchase contracts and units comprised of two or more of any of such securities in any combination. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms and amounts of the offered securities will be fully described in supplements to this prospectus, which may add to, update or change the information in this prospectus. Please read carefully any prospectus supplements and this prospectus and any information incorporated herein or therein by reference carefully before you invest in any of these securities.

Our common stock is traded on the NASDAQ Global Market under the symbol “PHRM.” On May 1, 2007, the last reported sale price for our common stock on the NASDAQ Global Market was $30.60 per share.

Investing in our securities involves risks.  See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters or agents and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

The date of this prospectus is May 2, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or a selling security holder may, from time to time, sell the securities described in this prospectus in one or more offerings. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. This prospectus provides you only with a general description of the securities we or a selling security holder may offer. Each time we or a selling security holder sell securities, we will provide a prospectus supplement or prospectus supplements containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus or applicable prospectus supplement or free writing prospectus that we may authorize to be delivered to you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Pharmion,” “we,” “us” and “our” refer and relate to Pharmion Corporation and its consolidated subsidiaries.

ABOUT THE REGISTRANT

We are a global pharmaceutical company that acquires, develops and commercializes innovative products for the treatment of hematology and oncology patients. We have established our own research, regulatory, development and sales and marketing organizations in the United States (U.S.), the European Union (E.U.) and Australia. We have also developed a distributor network to reach the hematology and oncology markets in several additional countries throughout Europe, the Middle East and Asia.

We have established a portfolio of approved products and product candidates focused on the hematology and oncology markets. These include our primary commercial products, Vidaza® (azacitidine for injection), which we market and sell as an approved treatment for Myelodysplastic Syndromes (MDS) in the U.S., Switzerland, Israel and the Philippines and Thalidomide Pharmion 50mgtm (Thalidomide Pharmion), a widely used therapy for the treatment of multiple myeloma and certain other forms of cancer, which we sell on a compassionate use or named patient basis in certain countries of Europe. Thalidomide Pharmion is approved in Australia, New Zealand, Turkey, Israel, South Korea and Thailand for the treatment of multiple myeloma after the failure of standard therapies. Together, these products generated total net sales of $219.7 million in 2006, representing 92% of our total net sales in 2006.

We were incorporated in Delaware in August 1999 and commenced operations in January 2000. Our principal executive offices are located at 2525 28th Street, Boulder, Colorado 80301, and our telephone number is (720) 564-9100. Our website is located at http://www.pharmion.com. We do not incorporate the information on our website into this prospectus and you should not consider it a part of this prospectus.

RISK FACTORS

Investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our company set forth below and under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as the same may be updated from time to time by our future filings with the SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements are only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties and risks, including the risks described or incorporated by reference in this prospectus and other unforeseen risks. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus or the incorporated documents.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The factors listed in the section titled “Risk Factors,” as well as any cautionary language in or incorporated by reference in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus and in the documents incorporated by reference herein could negatively impact our business, operating results, financial condition and stock price.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including, without limitation, the funding of clinical studies in connection with the development of our products and product candidates, future acquisitions of additional products and product candidates to augment our current portfolio, capital expenditures, the repayment and the refinancing of indebtedness and working capital. If net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement will describe the relevant terms of the debt to be repaid. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all of which may not be investment grade. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in an applicable prospectus supplement.

FINANCIAL RATIOS

The following table shows our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends for each of the five most recent fiscal years.

	Year Ended December 31,
	2002	2003	2004	2005	2006

Ratio of earnings to fixed charges	—	—	—	10.72	—
Ratio of earnings to combined fixed charges and preference dividends	—	—	—	10.72	—

For these ratios, earnings consist of net income before income taxes, plus fixed charges. Fixed charges consist of interest expensed, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor. We had deficiencies of earnings to fixed charges of $34,592,000 for 2002, $48,773,000 for 2003, $9,684,000 for 2004 and $83,238,000 for 2006. We had deficiencies of earnings to combined fixed charges and preference dividends of $43,168,000 for 2002, $58,864,000 for 2003, $9,684,000 for 2004 and $83,238,000 for 2006.

DESCRIPTION OF COMMON STOCK

We may issue, either separately or together with other securities, shares of our common stock. Under our amended and restated certificate of incorporation, we are authorized to issue up to 100,000,000 shares of our common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. As of March 31, 2007, there were 32,150,648 shares of common stock outstanding. As of March 31, 2007, we had approximately 2,400 record holders of our common stock. In addition, as of March 31, 2007, 6,404,402 shares of our common stock were reserved for issuance under our stock option and incentive plans, of which 3,530,317 shares were subject to options to purchase common stock and non-vested restricted stock unit awards outstanding on that date.

The following description of our common stock and related provisions of our certificate of incorporation and bylaws are summaries of all of their material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and bylaws, copies of which have been filed with the SEC.

General

We are authorized to issue one class of common stock. Stockholders are entitled to one vote for each share of our common stock held of record on all matters on which stockholders are entitled or permitted to vote. Our common stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of our common stock voting for the election of directors can elect all the directors standing for election. Holders of our common stock are entitled to receive dividends out of legally available funds when, as and if declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any then outstanding preferred stock. Our common stock does not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions in our amended and restated certificate of incorporation. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Description of Provisions of our Certificate of Incorporation and Bylaws and Delaware Law

A number of provisions in our amended and restated certificate of incorporation and bylaws and under the Delaware General Corporation Law may make it more difficult to acquire control of us, each of which certificate of incorporation provisions can only be amended or repealed upon the consent of 80% of our outstanding shares. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. The provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage various tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interest of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Classified Board of Directors

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our amended and restated certificate of incorporation and bylaws also provide that the board of directors shall be divided into three classes of directors of the same or nearly the same number. The members of each class of directors will serve for staggered three-year terms. In accordance with the Delaware General Corporation Law, directors serving on classified boards may only be removed from office for cause. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the right of the holders of any outstanding class or series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. The provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

Stockholder Meetings and Proposals

Our amended and restated certificate of incorporation and bylaws provide that special meetings of stockholders generally can be called only by the chairman of the board, the chief executive officer, or our board of directors. Our bylaws provide for advance notice procedures for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual stockholder meetings. In general, notice of intent to nominate a director or raise business at annual meetings must be received by us not less than 90 nor more than 120 days before the meeting. The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. These provisions may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed. Furthermore, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company, even if the conduct of the solicitation or attempt might be beneficial to us and our stockholders.

Stockholder Action

Our amended and restated certificate of incorporation does not allow stockholders to act by written consent without a meeting. The effect of this provision is to restrict stockholders’ ability to circumvent the notice requirements relating to an annual or special meeting.

Business Combinations Under Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•	on or subsequent to that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of our voting stock.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

We may issue, either separately or together with other securities, shares of our preferred stock. Under our amended and restated certificate of incorporation, we are authorized to issue up to 10,000,000 shares of our preferred stock. A prospectus supplement relating to an offering of preferred stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the designation of the series, the number of shares offered, the initial offering price and any voting, dividend and liquidation preference rights, and any general terms described in this section that will not apply to those shares of preferred stock. As of May 1, 2007, there were no shares of preferred stock outstanding.

General

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and the certificate of designation relating to the applicable series of preferred stock that we will file with the SEC, each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

Under our amended and restated certificate of incorporation, our board of directors has the authority, without action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our voting common stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our common stock without further action by our stockholders.

The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including some or all of the following:

•	the description of the shares of preferred stock;

•	the number of shares of preferred stock offered;

•	the voting rights, if any, of the holders of the shares of preferred stock; the offering price of the shares of preferred stock;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the shares of preferred stock shall accumulate;

•	the provisions for any auctioning or remarketing, if any, of the shares of preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the shares of preferred stock on a securities exchange;

•	whether the shares of preferred stock will be convertible or exchangeable and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion price or exchange rate or the manner of determining it;

•	the federal income tax consequences of owning the preferred stock;

•	the relative ranking and preferences of the shares of preferred stock as to distribution and liquidation rights;

•	any limitations on issuance of any shares of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other terms of the preferred stock.

We will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Ranking

Unless our Board of Directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of preferred stock will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all shares of our common stock.

Dividends

Holders of shares of preferred stock of each series will be entitled to receive dividends at the rates and on the dates shown in the applicable prospectus supplement if, as and when authorized and declared by our Board of Directors out of assets legally available therefor. We will pay each dividend to holders of record as they appear on our share transfer books on the record dates fixed by our Board of Directors.

Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our Board of Directors fails to authorize a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

If the applicable series is entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, a dividend on any other series of preferred stock ranking, as to dividends on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividends periods and the then current dividend period. If the applicable series does not have a cumulative dividend, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full on any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative shares of preferred stock. No interest will be payable in respect of any dividend payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any applicable series entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, any dividends on common stock or any other equity securities ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. The foregoing restriction does not apply to dividends paid in common stock or other equity securities ranking junior to the applicable series as to dividends and upon liquidation. If the applicable series does not have cumulative dividends, we need only declare, and pay or set aside for payment, the dividend for the then current period before declaring dividends on shares of common stock or junior or parity securities. In addition, under the circumstances in which we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any shares of common stock or other parity or junior equity securities, except upon conversion into or exchange for shares of common stock or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

We will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

Redemption

We may have the right or may be required to redeem the applicable series, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If the applicable series is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for the applicable series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the shares of preferred stock will automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will describe the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of shares of our common stock or any other shares of capital stock ranking junior to the applicable series in the distribution of assets upon liquidation, the holders of that series will be entitled to receive, out of assets legally available therefor, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all accrued and unpaid distributions. If the applicable series does not have a cumulative dividend, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of the applicable series will have no right or claim to any of our remaining asset, and our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the applicable series upon liquidation, according to their rights and preferences.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Voting Rights

Holders of shares of the applicable series will not have any voting rights, except as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of the applicable series into shares of common stock or any other class or series of shares of capital stock. The terms will include the number of shares of common stock or other securities into which the shares of the applicable series are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of the applicable series for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

DESCRIPTION OF DEBT SECURITIES

We may issue, either separately or together with other securities, debt securities. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered, including the designation of the series, the aggregate principal amount being offered, the initial offering price, the interest rate and any redemption, purchase or conversion rights and any general terms described in this section that will not apply to those debt securities.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable base indenture referred to below and the supplemental indenture (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities may be senior or subordinated and will be issued under one or more indentures among us and U.S. Bank National Association, as the initial trustee, which we refer to herein as base indentures. The base indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder.

Senior debt securities will be issued under a senior indenture, in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our Board of Directors or a duly authorized committee thereof. Subordinated debt securities will be issued under a subordinated indenture, in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our Board of Directors or a duly authorized committee thereof. We refer to the senior indenture and the subordinated indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) collectively in this prospectus as the indentures. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.

General

Each indenture provides that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the purchase price of the debt securities, expressed as a percentage of the principal amount;

•	the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

•	if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

•	if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

•	if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

•	the terms and conditions of any sinking fund or any similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

•	the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars and the manner of determining the equivalent of those amounts in U.S. dollars;

•	whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

•	any additions or changes to the events of default in the applicable base indenture;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount;

•	any additions or changes with respect to the other covenants in the applicable base indenture;

•	the terms and conditions, if any, upon which the debt securities may be convertible into common stock or preferred stock;

•	whether the debt securities will be issued in certificated or book-entry form and, if the latter, the securities depositary;

•	whether the debt securities will be issued in denominations other than $1,000 and any integral multiple of $1,000; the applicability of the defeasance and covenant defeasance provisions of the applicable base indenture;

•	the trustee, the paying agent, the exchange agent and other agents for that series of debt securities, if other than U.S. Bank National Association; and

•	any other terms of the debt securities.

Debt securities may be issued as original issue discount securities to be offered and sold at substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

Certificated Debt Securities

Except as otherwise provided in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities, but we may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Book-Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as DTC, will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	banking organization within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary;

•	DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 120 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision.

Merger

We generally may not consolidate with, or sell, assign, transfer, convey, lease (other than to an unaffiliated operator in the ordinary course of business) or otherwise dispose of all or substantially all of our and our restricted subsidiaries properties or assets or merge with or into, any other person or entity unless:

either:

•	we are the surviving corporation; or

•	if we are not the surviving corporation, the successor person or entity is organized or existing under the laws of the United States, any state of the United States or the District of Columbia and such successor person or entity expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

•	neither we nor the successor person or entity is in default immediately after the transaction under the applicable indenture.

The restrictions on our ability to sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets does not apply to sales, assignments, transfers, conveyances or dispositions between us and our restricted subsidiaries. If and when a successor person or entity were to assume all our obligations under the applicable indenture and the debt securities following a consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of our assets in accordance with the foregoing provisions, we shall be released from those obligations.

Events of Default, Notice and Waiver

Each base indenture provides that the following are events of default with respect to any series of debt securities issued thereunder unless the applicable prospectus supplement states otherwise:

•	default for 30 days in the payment of any interest on any debt security of that series;

•	default in the payment of the principal or premium, if any, on any debt security of that series when due and payable; default in the making of any sinking fund payment required for any debt security of that series when due;

•	failure to timely file periodic reports with the SEC that continues for 180 days after written notice;

•	default in the performance of any of our other covenants in the applicable indenture that continues for 90 days after written notice, other than default in a covenant included in that indenture solely for the benefit of another series of debt securities;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to that particular series of debt securities and described in the applicable prospectus supplement.

The applicable trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the applicable trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

If an event of default with respect to any series of debt securities occurs and is continuing, the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the entire principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or a specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

Holders of a majority in principal amount of any series of outstanding debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default (including without limitation waivers obtained in connection with the purchase of, or tender offer or exchange offer for, such debt securities). The prospectus supplement relating to any series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the applicable trustee a statement, signed by certain of its officers, certifying that to their knowledge we and any applicable subsidiaries are in compliance with the applicable indenture and related debt securities, or else specifying any default.

Except with respect to its duties in case of default, the applicable trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in each indenture, the holders of 25% of the aggregate principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the applicable trustee, or the exercising of any of the trustee’s trusts or powers, unless holders of a majority of the aggregate principal amount of such series of outstanding debt securities objects.

Modification of the Indentures

Modifications and amendments of each indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities issued under that indenture which are affected by the modification or amendment (including without limitation consents obtained in connection with the purchase of, or tender offer or exchange offer for, such debt securities). However, unless the applicable prospectus supplement states otherwise, the holder of each affected debt security must consent to any modification or amendment of the applicable indenture that:

•	reduces the principal amount of debt securities of that series whose holders must consent to a modification or an amendment;

•	reduces the principal of or changes the fixed maturity of that debt security or alters the provisions with respect to the redemption of that debt security;

•	reduces the rate of or changes the time for payment of interest on that debt security;

•	reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

•	waives a default or event of default in the payment of principal of, or interest or premium, or additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities affected thereby and a waiver of the payment default that resulted from such acceleration);

•	makes that debt security payable in a currency other than that stated in that debt security;

•	makes any change in the provisions of that indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, or additional amounts, if any, on the debt securities;

•	makes any change in the amendment and waiver provisions set forth above; or

•	in the case of subordinated debt securities, subordinates the indebtedness evidenced by that debt security to any of our other indebtedness other than the senior indebtedness.

We and the applicable trustee may amend each indenture without the consent of the holders of any debt securities in certain limited circumstances, such as:

•	to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the applicable indenture;

•	to secure the debt securities issued under the applicable indenture; and

•	to cure any ambiguity or defect or to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision of that indenture.

Defeasance and Covenant Defeasance

When we establish a series of debt securities, they may provide that the debt securities of that series are subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

•	to defease and be legally released from, subject to some limitations, all of its respective obligations with respect to the debt securities of that series; or

•	to be released from the obligations to comply with specified covenants and eliminate certain events of default relating to the debt securities of that series as described in the applicable prospectus supplement.

To effect defeasance or covenant defeasance, we must irrevocably deposit in trust with the applicable trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on the debt securities of that series and any mandatory sinking fund or analogous payments on the debt securities of that series.

Upon such defeasance, we will not be released from obligations:

•	to pay additional amounts, if any, on the debt securities of that series upon the occurrence of some events;

•	to register the transfer or exchange of the debt securities of that series;

•	to replace some of the debt securities of that series;

•	to maintain an office relating to the debt securities of that series; or

•	to hold moneys for payment in trust.

To establish such a trust, we must, among other things, deliver to the applicable trustee an opinion of counsel to the effect that the holders of the debt securities of that series:

•	will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

In the case of defeasance, the opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

Government obligations generally mean securities which are:

•	direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

•	obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

If we effect a covenant defeasance with respect to the debt securities of any series, the amount on deposit with the applicable trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity. However, the debt securities of that series may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities of that series at the time of the acceleration and the holders of those debt securities will be required to look to us for repayment of any shortfall.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Ranking

Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness and senior to all subordinated indebtedness, including, but not limited to, all subordinated debt securities. Each series of subordinated debt securities will constitute subordinated indebtedness and will rank equally with each other series of subordinated debt securities but subordinate to all senior indebtedness.

Payments on the subordinated debt securities will be subordinated to our senior indebtedness whether outstanding on the date of the subordinated indenture or incurred after that date. The prospectus supplement relating to each issuance of subordinated debt securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to the subordinated debt securities.

If any of the following events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated debt securities:

•	any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under “Merger”;

•	the occurrence and continuation of a payment default on any senior indebtedness; or

•	a declaration of the principal of any series of subordinated debt securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

However, if the event is the acceleration of any series of subordinated debt securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated debt securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated debt securities.

As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated debt securities in the event of insolvency.

For purposes of the subordinated indenture, “senior indebtedness” means the following indebtedness or obligations:

•	the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

•	purchase money and similar obligations;

•	obligations under capital leases;

•	guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

•	renewals, extensions and refundings of the foregoing indebtedness;

•	interest or obligations in respect of the foregoing indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

•	obligations associated with derivative products.

However, indebtedness or obligations do not constitute senior indebtedness if the instrument by which we become obligated for that indebtedness or those obligations expressly provides that such indebtedness or those obligations are junior in right of payment to any of our other indebtedness or obligations, as applicable.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock or common stock. The prospectus supplement relating to the offering of the warrants will describe more specific terms of the warrants being offered, including the number of warrants offered, the initial offering price and the terms of the underlying securities and any general terms outlined in this section that will not apply to those warrants.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable warrant agreement (including the warrant certificate), the form of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

We will enter a warrant agreement governing the issuance of the warrants with a warrant agent, who will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of each series of warrants being offered including some or all of the following:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	the federal income tax consequences of owning the warrants;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	any other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

We and the applicable warrant agent may amend or supplement the warrant agreement without the consent of the affected holders of warrants to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment.

Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended thereby. The applicable prospectus supplement may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Our obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

We may issue units consisting of one or more purchase contracts, warrants, debt securities, common stock, preferred stock, other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, common stock, preferred stock and other equity securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAXATION

The material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We or any selling security holder may offer and sell the offered securities in any one or more of the following ways from time to time on a delayed or continuous basis:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under our agreements to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may engage in transactions with or perform services for us in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

Any lockup arrangements will be set forth in a prospectus supplement.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

This prospectus and the accompanying prospectus supplement or supplements may be made available in electronic format on the Internet sites of, or through online services maintained by, the underwriter, dealer, agent and/or selling group members participating in connection with any offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent or selling group member, prospective investors may be allowed to place orders online. The underwriter, dealer or agent may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than this prospectus and accompanying prospectus supplement or supplements in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, dealers, agents or any selling group member in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York and for any underwriters or agents by counsel named in the applicable prospectus supplement. Peter H. Jakes, a partner at Willkie Farr & Gallagher LLP, owns 9,202 shares of our common stock, as a joint tenant with his spouse.

EXPERTS

The consolidated financial statements of Pharmion Corporation appearing in Pharmion Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Pharmion Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are, and audited financial statements and Pharmion Corporation management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference

Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

Our common stock is listed on the NASDAQ Global Market under the symbol “PHRM” and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of the NASDAQ Stock Market, Inc. For further information about obtaining copies of our public filings from the NASDAQ Global Market, please call (212) 401-8700.

Information about us is also available on our website at http://www.pharmion.com. Such information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Current Report on Form 8-K dated February 9, 2007; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on October 30, 2003, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Pharmion Corporation
2525 28th Street
Boulder, CO 80301
(720) 564-9100
Attn: Investor Relations

4,000,000 Shares

Pharmion Corporation

Common Stock

Prospectus Supplement

May 10, 2007

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